
                                                                    EXHIBIT 11.1

                            COMPUTRON SOFTWARE, INC.
             Statement re: computation of earnings (loss) per share

                                                                                  Three Months Ended           Nine Months Ended
                                                                                     September 30,                September 30,
                                                                                -----------------------      ----------------------
                                                                                   1995          1996          1995          1996
                                                                                 --------      --------      --------      --------

Net income (loss) (in thousands)                                                 $  1,336      $ (8,196)     $  2,930      $(21,333)
                                                                                 ========      ========      ========      ========
Weighted average common and common equivalent shares outstanding:
  Shares outstanding at the beginning of the period                                17,829        20,797        17,829        20,744
  Weighted average shares issued during the period                                  1,007             4           339            57
  Dilutive effect of common stock equivalents                                       1,016          --             957          --
  Weighted average treasury shares required using the treasury stock method          (167)         --            (167)         --
                                                                                 --------      --------      --------      --------

Weighted average common and common equivalent shares outstanding:                  19,685        20,801        18,958        20,801
                                                                                 ========      ========      ========      ========

Net income (loss) per share                                                      $   0.07      $  (0.39)     $   0.15      $  (1.03)
                                                                                 ========      ========      ========      ========

-----------------
(1) All share information contained in the per share calculation has been adjusted to reflect the conversion of all series of Redeemable Convertible Preferred Stock and Class A and Class B Common Stock into Common Stock as of the original issuance dates. These equities were converted into Common Stock upon the closing of the initial public offering on August 29, 1995.